Exhibit 99.3

AMENDMENT NO. 2
TO 2006 TERRESTAR CORPORATION
EQUITY INCENTIVE PLAN

This Amendment No. 2 to 2006 TerreStar Corporation Equity Incentive Plan (this “Amendment”) is adopted as of November 19, 2007 by Motient Corporation.

WHEREAS, TerreStar Corporation, a Delaware corporation (the “Company”), heretofore adopted and maintains the 2006 TerreStar Corporation Equity Incentive Plan (as amended prior to the date hereof, the “Plan”);

WHEREAS, the stockholders of the Company approved an increase in the number of shares of the Company’s common stock available for issuance under the Plan from 10,000,000 shares to 11,000,000 shares at a special meeting of the Company’s stockholders held on October 24, 2007;

WHEREAS, the Board of Directors (the “Board”) of the Company has previously adopted resolutions approving an amendment to the Plan to increase the number of shares of the Company’s common stock available for issuance under the Plan from 10,000,000 shares to 11,000,000 shares;

NOW, THEREFORE, this instrument will confirm that the Plan was amended, effective as of the date set forth above, as follows:

1.	The first paragraph of Section 1.3 of the Plan is amended and restated to read as follows:

1.3          Shares Subject to the Plan. The maximum number of shares of Common Stock that may be issued under the Plan shall be 11,000,000 shares. In addition, during any calendar year, the number of shares of Common Stock reserved for issuance under the Plan that may be granted to any one Participant shall not exceed 750,000 shares; provided, however, that the maximum number of shares of Common Stock subject to Options that may be granted to any one Participant under the Plan is 2,000,000 if the Option is granted during the Participant’s first year of service in connection with such Participant’s hire by the Company.

Except as set forth in this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, TerreStar Corporation has caused this Amendment to the 2006 TerreStar Corporation Equity Incentive Plan to be executed on its behalf by its duly authorized officer as of the date first written above.

TERRESTAR CORPORATION

By:	/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
Senior Vice President and General Counsel

Signature Page to Amendment No. 2 to TerreStar Corporation 2006 Equity Incentive Plan